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                                                 Rule 424(b)(3)
                                                 File No. 333-84725

Pricing Supplement No. 7                         Dated: July 26, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000              Issue Price: 100.00%

Original Issue Date: August 1, 2000         Stated Maturity Date: August 1, 2002

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 1st day of February, May, August and November, beginning November 1, 2000 up to and including the Stated Maturity Date

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 1st day of February, May, August and November, beginning November 1, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 7.08625%
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Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                   Minimum Interest Rate: N/A

Spread (+/-): +.375%                         Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions:    a)    AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                           NO. 7 UNDER MTN-SERIES J PROGRAM: $1,265,000,000.00
                     b)    CUSIP #42333HMQ2

Agent:

Chase Securities Inc.
270 Park Avenue
New York, NY 10017